EXHIBIT 99

CERTIFICATION

Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Spartan Stores, Inc. (the "Company") that the Annual Report of the Company on Form 10-K for the year ended March 29, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

/s/ Craig C. Sturken	/s/ David M. Staples
Craig C. Sturken President and Chief Executive Officer Dated: June 25, 2003	David M. Staples Executive Vice President and Chief Financial Officer Dated: June 25, 2003

A signed original of this written statement has been provided to Spartan Stores, Inc. and will be retained by Spartan Stores, Inc. and furnished to the Securities and Exchange Commission or its staff upon request